EXHIBIT 10.2

                                AMENDMENT #1
                    TO THE TOTAL RESEARCH CORPORATION'S
                         1995 STOCK INCENTIVE PLAN


     The following paragraph hereby amends and replaces Paragraph 2. of Total Research Corporation's 1995 Stock Incentive Plan. All other terms and conditions remain the same.


2. Subject to the adjustment as provided below, the shares to be offered under the Plan shall consist of Common Stock of the company, and the total number of shares of Common Stock that may be issued under the Plan shall be increased by 950,000 shares to 1,750,000 shares. The shares issued under the Plan may be authorized and unissued shares or reacquired shares. If an option granted under the Plan expires, terminates or is canceled, the unissued shares subject to such option shall again be available under the Plan. If shares sold or awarded as a bonus under the Plan or forfeited to the Company or repurchased by the Company, the number of shares forfeited or repurchased shall again be available under the Plan.

Amendment approved by the Board of Directors:        May 13, 1997
Amendment approved by the Shareholders:              May 13, 1997


trc\amendstk.pln